Exhibit 10.3

CONSENT TO SUBLEASE

This Consent to Sublease (this “Consent”) is made as of February 10, 2010, by ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company having an address of 385 East Colorado Blvd., Suite 299, Pasadena, California 91101 (“Landlord”), PONIARD PHARMACEUTICALS, INC., a Washington corporation, having an address of 750 Battery Street, Suite 600, San Francisco, California  94111 (“Tenant”), and VERACYTE, INC., a Delaware corporation, having an address of 7000 Shoreline Court, South San Francisco, California  94080 (“Sublessee”) with reference to the following Recitals.

R E C I T A L S

A.            Landlord and Tenant have entered into that certain Lease Agreement (the “Lease”) dated July 10, 2006, wherein Landlord leased to Tenant certain premises (the “Premises”) located at 7000 Shoreline Court, South San Francisco, California and more particularly described in the Lease.

B.            Tenant desires to sublease to Sublessee the entire Premises pursuant to the provisions of that certain Sublease dated February 10, 2010 (the “Sublease”), a copy of which is attached hereto as Exhibit A.

C.            Tenant desires to obtain Landlord’s consent to the Sublease.

D.            Concurrent with the execution of this Consent, Landlord and Sublessee are entering into a lease agreement pursuant to which Sublessee shall lease the Premises directly from Landlord upon the expiration or earlier termination of the Lease (“Direct Lease”).  Pursuant to the terms of the Direct Lease, Landlord will enter onto the Premises from and after the date hereof to construct certain improvements within the Premises, as more specifically described on the space plan attached hereto as Exhibit B and the construction budget attached hereto as Exhibit C (“Landlord’s Work”); provided, that, the cased opening shown on Exhibit B will not be constructed until after September 1, 2010.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby consents to the sublease of the Premises to Sublessee, such consent being subject to and upon the following terms and conditions to which Tenant and Sublessee hereby agree:

1.                                       All initially capitalized terms not otherwise defined in this Consent shall have the meanings set forth in the Lease unless the context clearly indicates otherwise.

2.                                       This Consent shall not be effective and the Sublease shall not be valid unless and until Landlord shall have received: (a) a fully executed copy of the Sublease, (b) a fully executed counterpart of this Consent, and (c) an insurance certificate from Sublessee, as insured, evidencing no less than the insurance requirements set forth in the Lease.   Tenant and Sublessee each represent and warrant to Landlord that the copy of the Sublease attached hereto as Exhibit A is true, correct and complete in all material respects.

3.                                       Landlord neither approves nor disapproves the terms, conditions and agreements contained in the Sublease, all of which shall be subordinate and at all times subject to:

(a) all of the covenants, agreements, terms, provisions and conditions contained in the Lease, (b) superior ground leases, mortgages, deeds of trust, or any other hypothecation or security now existing or hereafter placed upon the real property of which the Premises are a part and to any and all advances secured thereby and to all renewals, modifications, consolidations, replacements and extensions thereof, and (c) all matters of record affecting the Premises and all laws, ordinances and regulations now or hereafter affecting the Premises.

4.                                       Except as expressly set forth in this Consent, nothing contained herein or in the Sublease shall be construed to:

a.                                       modify, waive, impair, or affect any of the terms, covenants or conditions contained in the Lease (including, without limitation, Tenant’s obligation to obtain any required consents for any other or future sublettings), or to waive any breach thereof, or any rights or remedies of Landlord under the Lease against any person, firm, association or corporation liable for the performance thereof, or to enlarge or increase Landlord’s obligations or liabilities under the Lease (including, without limitation, any liability to Sublessee for any portion of the security deposit held by Tenant under the Sublease), and all terms, covenants and conditions of the Lease are hereby declared by each of Landlord and Tenant to be in full force and effect.

b.                                      require Landlord to accept any payments from Sublessee on behalf of Tenant, except as expressly provided in Section 7 hereof.

Tenant shall remain liable and responsible for the due keeping, performance and observance of all the terms, covenants and conditions set forth in the Lease on the part of the Tenant to be kept, performed and observed and for the payment of the annual rent, additional rent and all other sums now and hereafter becoming payable thereunder for all of the Premises, including, without limitation, the Premises.

5.                                       Notwithstanding anything in the Sublease to the contrary:

a.                                       Sublessee does hereby expressly agree to be bound by and to perform and comply with, for the benefit of Landlord, each and every obligation of Tenant under the Lease but only to the extent applicable to the Premises and only to the extent Sublessee is required to comply with such obligations pursuant to the Sublease; provided, however, in no event shall Sublessee commit any act or omission in violation of the Lease.  Landlord and Sublessee each hereby release the other, and waive their respective rights of recovery against the other for direct or consequential loss or damage arising out of or incident to the perils covered by property insurance carried by such party or required to be carried under the Lease or Sublease, as applicable, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof.

b.                                      Tenant and Sublessee agree to each of the terms and conditions of this Consent, and upon any conflict between the terms of the Sublease and this Consent, the terms of this Consent shall control.

c.                                       The Sublease shall be deemed and agreed to be a sublease only and not an assignment and there shall be no further subletting or assignment of all or any portion of the Premises demised under the Lease except in accordance with the terms and conditions of the Lease; provided, however, that as between Landlord and Sublessee, Landlord’s consent shall not be required for Permitted Assignments (as defined in the Direct Lease).

d.                                      If Landlord terminates the Lease as a result of a default by Tenant thereunder or the Lease terminates for any other reason, the Sublease shall automatically terminate concurrently therewith; provided, however, that as between Landlord and Sublessee, the Direct Lease shall commence immediately upon such termination as set forth in Section 2 of the Direct Lease.

e.                                       Tenant and Sublessee acknowledge and agree that if Tenant or Landlord elects to terminate the Lease pursuant to the terms thereof, or if Landlord and Tenant voluntarily elect to terminate the Lease, Landlord shall have no responsibility, liability or obligation to Sublessee except as provided in the Direct Lease, and the Sublease shall terminate.

f.                                         Notwithstanding anything in the Lease, Tenant agrees to reimburse all of Landlord’s costs and expenses in connection with this Consent.

6.                                       Any act or omission of Sublessee or anyone claiming under or through Sublessee that violates any of the provisions of the Lease shall be deemed a violation of the Lease by Tenant.

7.                                       Upon a default by Tenant under the Lease, Landlord may proceed directly against Tenant, any guarantors or anyone else liable under the Lease without first exhausting Landlord’s remedies against any other person or entity liable thereon to Landlord.  If Landlord gives Sublessee notice that Tenant is in default under the Lease, Sublessee shall thereafter make directly to Landlord all payments otherwise due Tenant, which payments will be received by Landlord without any liability to Landlord except to credit such payments against amounts due under the Lease.  The mention in this Consent of any particular remedy shall not preclude Landlord from any other remedy in law or in equity.

8.                                       Tenant shall pay any broker commissions or fees that may be payable as a result of the Sublease and Tenant hereby indemnifies and agrees to hold Landlord harmless from and against any loss or liability arising therefrom or from any other commissions or fees payable in connection with the Sublease which result from the actions of Tenant.  Sublessee hereby indemnifies and agrees to hold Landlord harmless from and against any loss or liability arising from any commissions or fees payable in connection with the Sublease which result from the actions of Sublessee.

9.                                       Tenant and Sublessee agree that the Sublease will not be modified or amended in any way without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.  Tenant and Sublessee hereby agree that it shall be reasonable for Landlord to withhold its consent to any modification or amendment of the Sublease which would change the permitted use of the Premises or which would affect Landlord’s status as a real estate investment trust.  Any modification or amendment of the Sublease without Landlord’s prior written consent shall be void and of no force or effect.

10.                                 All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the Landlord and Tenant at their notice address set forth in the Lease and to Sublessee at the address set forth below.  Each party may from time to time by written notice to the other designate another address for receipt of future notices.

Sublessee:	7000 Shoreline Court
South San Francisco, CA 94080
Attn: Chief Executive Officer

11.                                 This Consent may not be changed orally, but only by an agreement in writing signed by Landlord and the party against whom enforcement of any change is sought.

12.                                 This Consent may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

13.                                 This Consent and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the State in which the Premises are located, without regard to its principles of conflicts of law.

14.                                 Tenant hereby consents to the construction of Landlord’s Work during the Term.  Tenant and Sublessee hereby acknowledge and agree that the completion of Landlord’s Work may have a material adverse effect on the use and quiet enjoyment of the Premises, including, without limitation, the creation of dust, noise and vibrations, none of which shall constitute a constructive eviction of Tenant or Sublessee, an interruption of the use and quiet enjoyment of the Premises or result in any offset or abatement of Rent whatsoever.  Notwithstanding anything to the contrary set forth herein or in the Lease, Landlord shall have no liability to Tenant for any Claims resulting from, arising out of or related to the performance of Landlord’s Work except with respect to the covenants expressly set forth in this Section 14.  In constructing the Landlord’s Work, Landlord shall avoid interrupting utility and other services to the Phase II Premises (as defined in the Sublease) except as may be necessary in connection with construction of Landlord’s Work.  Without limiting the generality of the foregoing, there shall be no interruption of any utilities or other services to the Phase II Premises except with Tenant’s prior written consent and in no event during normal business hours.  Landlord shall take reasonable and prudent steps to minimize the adverse effects of construction  of Landlord’s Work on Tenant’s business operations in the Phase II Premises, and shall consult with Tenant  regularly during the construction period to that end.  In performing Landlord’s Work, Landlord shall not have access to the portion of the Premises occupied by Tenant without the prior written consent of Tenant not to be unreasonably withheld.  Without limiting the generality of the foregoing, Landlord shall not have any right to use the main entrance of the Premises.  Landlord shall construct the Landlord’s Work in accordance with Legal Requirements. Nothing in this Section 14 shall impair or otherwise affect in any way Tenant’s rights against Sublessee under the terms of the Sublease.

15.                                 Landlord acknowledges that pursuant to the Sublease, Sublessee shall have the right to occupy the entire Premises through the expiration or earlier termination of the Term.  Landlord hereby agrees that Sublessee’s continued occupancy of the Premises following the termination of the Lease pursuant to Section 2 of the Direct Lease shall not constitute a holdover under the Lease.

16.                                 Notwithstanding anything in the Lease to the contrary, Landlord does hereby expressly release Tenant from any obligations: (i) under Sections 12 and 28 of the Lease with respect to the removal of any Alterations and/or Installations to the Premises (including Landlord’s Work), (ii) under Section 28 of the Lease with respect to preparation of a Surrender Plan, (iii) under Section 2 of the Lease with respect to the return and/or surrender of Landlord’s Property, and (iv) under Section 18 of the Lease with respect to restoration of the Premises following a casualty.  Furthermore, Tenant shall have no obligation at the expiration of the Term to otherwise repair or restore the Premises; provided, that nothing set forth in this Section 16 shall release Tenant from any of Tenant’s obligations under the Lease related to Hazardous Materials in the Premises or at the Project.  If the Premises are damaged or destroyed by fire or other insured casualty (and neither Landlord nor Sublessee terminates the Direct Lease pursuant to Section 18 of the Direct Lease), then Landlord shall repair the Premises as set forth in Section 18 of the Direct Lease.

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IN WITNESS WHEREOF, Landlord, Tenant and Sublessee have caused their duly authorized representatives to execute this Consent as of the date first above written.

LANDLORD:	ARE-SAN FRANCISCO NO. 17, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, its managing member

		By:	ARE-QRS CORP.,
a Maryland corporation,
its general partner

			By:	/s/ Gary Dean
			Name:	Gary Dean
			Its:	VP — RE Legal Affairs

TENANT:	PONIARD PHARMACEUTICALS, INC.,
a Washington corporation

	By:	/s/ Gregory L. Weaver
	Name:	Gregory L. Weaver
	Its:	CFO

SUBLESSEE:	VERACYTE, INC.,
a Delaware corporation

	By:	/s/ Bonnie Anderson
	Name:	Bonnie Anderson
	Its:	CEO

EXHIBIT A

[SUBLEASE DATED AS OF FEBRUARY 10, 2010 —FILED SEPARATELY]

EXHIBIT B

[SPACE PLAN]

EXHIBIT C

[CONSTRUCTION BUDGET]